Exhibit 10.1

19505 Biscayne Blvd.• Suite 2350 • Aventura, FL 33180 • legal@ascentpartnersUc.com

To:	Profusa, Inc.

626 Bancroft Way, Suite A

Berkeley, CA

Attention:	Fred Knechtel CFO

December 29, 2025

Re: Amendment No. 3

Dear Fred:

Reference is made to the Securities Purchase Agreement, dated as of February 11, 2025 (as modified to the date hereof, the “Purchase Agreement”), by and among Profusa, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent”) and the other Purchasers from time to time party thereto and Ascent, as collateral agent for the Purchaser Parties, as defined therein (together with its successors and permitted assigns, the “Collateral Agent”) and (2) the Senior Secured Convertible Promissory Notes issued by the Company on July 11, 2025 and September 30, 2025 for the benefit of Ascent, as Holder (as modified to the date hereof, the “Notes”; capitalized terms used but not defined herein are used as defined in the Note, including as defined by reference to the Purchase Agreement).

Subject to the terms and conditions set forth herein, and effective on (i) the date hereof and (ii) the date of payment of all Obligations due on or before, but after giving effect to, the effective date of this amendment (including all other costs, expenses and fees due under any Transaction Document after giving effect to this amendment and invoiced prior to such effective date) (the “Amendment Effective Date”), the following Transaction Documents are hereby amended as follows:

Purchase Agreement

●	Section 2.1 (a) (iii) “Closings” of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

Third Closing. Subject to the Conditions set forth in Section 2.3(c) and provided that, at any time after the Second Closing, (A) the outstanding principal balance of the First Tranche and the Second Tranche is zero either through conversion, repayment in cash or a combination thereof, (B) the Company shall not have received a listing deficiency notice in respect of the Common Stock from the Nasdaq Capital Market, (C) all Conversion Shares issuable pursuant to the Notes issued in the First Tranche and the Second Tranche and issuable in the Third Tranche shall have be registered pursuant to an effective Registration Statement, and (D) the Stockholder Approval shall have been obtained, the Purchasers shall, on a Trading Day designated by the Company and reasonably acceptable to the Collateral Agent that is not later than ten (10) Trading Days after written notice from the Company, purchase additional Notes in an aggregate principal amount of up to $5,555,556.00 (the “Third Tranche”) for a Purchase Price of up to $5,000,000.00. Notwithstanding the foregoing if the conditions set forth above are met except for the condition set forth in clause (B) above, at the Company’s discretion, the Initial Purchaser will purchase a Note in the Third Tranche in a principal amount of up to $3,333,333.60 for a proportional purchase price of up to $3,000,000.00.

Notes

●	Section 2(b) Amendment to Mandatory Prepayments (Equity Line of Credit). Section 2(b) of each Note (Mandatory Prepayments) is hereby amended by amending the first sentence thereof as follows:

Mandatory Prepayments. On the next Business Day following the Company consummating any public or private offering or any other issuance of any Capital Stock or any other issuance of any Capital Stock (other than any issuance of Common Stock to the general public), Stock Equivalents or of any other Securities or Indebtedness (including entering into any Equity Line of Credit or issuing any Variable-Priced Equity-Linked Instrument) or any other debt or equity financing or capital-raising transaction of any kind (each, a “Subsequent Offering”) on any date other than the Maturity Date, the Company shall, subject to the Holder’s conversion rights set forth herein, to repay the Obligations pay to the Holder in cash an amount equal (each, a “Mandatory Prepayment Amount”) (i) in the case of a Subsequent Offering other than an Equity Line of Credit, 25% of the net proceeds of such Subsequent Offering and (ii) in the case of Subsequent Offering that is an Equity line of Credit, 33.3% of the net proceeds, with respect to shares of Common Stock registered under the registration statement on Form S-1 (File No. 333-290805) or 50.0% of the net proceeds, with respect to shares of Common Stock registered under any registration statement on Form S-1 filed after the date hereof).

●	Section I of each Note is hereby amended and shall read in its entirety as follows:

“Floor Price” means an amount per share of Common Stock equal to thirty-five cents ($0.35). Notwithstanding anything herein to the contrary, the Conversion Price shall at no time be less than the Floor Price.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the Purchase Agreement or the Note to “this Agreement,” “this Note,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Purchase Agreement or the Note (including, without limitation, by means of words like “thereunder,” “thereof’ and words of like import), shall refer to the Purchase Agreement or, as the case may be, the Note as modified thereby, and the provisions in this amendment amending the Purchase Agreement and the Note shall be read together and construed as a single agreement with the Purchase Agreement or, as the case may be, the Note. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, (A) waive or modify any Default or Event of Default (whether or not existing on the date hereof), right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Holder or the Collateral Agent to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents. This amendment does not constitute a novation of the Note.

Each Company Party hereby agrees that it continues to guaranty, jointly and severally, absolutely, unconditionally and irrevocably, pursuant to the Guaranty, as primary obligor and not merely as surety, the full and punctual payment when due of the Obligations of any other Company Party owing under the Transaction Document as modified hereby (subject to the limitations set forth in the Guaranty) and that the terms hereof shall not affect in any way its obligations and liabilities, as expressly modified hereby, under the Transaction Documents. Each Company Party hereby reaffirms (a) all of its obligations and liabilities under the Transaction Documents as modified hereby, and agrees that such obligations and liabilities shall remain in full force and effect and (b) all Liens granted under the Transaction Documents, and agrees that such Liens shall continue to secure the Obligations.

In further consideration for the execution of this amendment by the Holder and without limiting any rights or remedies the Holder or any of its Related Parties may have, each Company Party hereby releases each of the Holder and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other Losses of any Company Party or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of any Company Party or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and any Company Party or any Subsidiary of any Company Party. Each Company Party, each for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, this amendment is subject to various interpretative and miscellaneous sections set forth in the Purchase Agreement and other Transaction Documents that apply expressly to all Transaction Documents, located principally Article VI (Miscellaneous) of the Purchase Agreement (but also, without limitation, in Section 4.15 (Indemnification of Each Purchaser Party) thereof), including Section 6.2 (Fees and Expenses) thereof (which provides, without limitation, reimbursement to the Purchaser Parties for fees, costs and expenses of negotiation, preparation, execution and signing of this amendment or otherwise relating to this amendment or the transactions contemplated herein) and Sections 6.3(a) (Entire Agreement), 6.3(b) (Amendments), 6.3(c) (Beneficiary; Successors and Assigns), 6.3(d) (No Implied Waivers or Notice Rights), 6.3(e) (Counterparts), Section 6.3(f) (Electronic Signatures), 6.4 (Notices), 6.7 (Severability) and 6.15 (Interpretation) (containing various interpretative provisions and additional definitions) thereof In addition, without limitation, (a) Section 6.6 (Governing Law; Courts) thereof provides that this amendment shall be governed by and construed in accordance with the laws of the State of Delaware and that Proceedings in respect hereto shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts for the District of Delaware sitting in Wilmington, DE (subject to certain exceptions for enforcement Proceedings brought by the Collateral Agent or any Purchaser Party) and (b) in Section 6.16 (Waiver against Trust), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly based upon or arising out of, under or in connection with, this amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference. If the Amendment Effective Date has not occurred within two Business Days after the date hereof, the Collateral Agent may, in its sole discretion upon notice to the Company, elect to terminate this amendment, at which point this amendment (including the provisions requiring payment of the Amendment Fee) will be of no further force and effect.

[Signature Pages Follow}

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC,
as Holder

By:	/s/ Mikhail Gurevich
	Name:	Mikhail Gurevich
	Title:	Authorized Signatory

Accepted and Agreed

As of the Date First Written Above:

Profusa, Inc., a Delaware corporation

By:	/s/ Fred Knechtel
Name:	Fred Knechtel
Title:	CFO

Profusa, Inc., a California corporation (as Company Party)

By:	/s/ Ben Hwang
Name:	Ben Hwang
Title:	CEO

Ben Hwang (as Company Party)

By:	/s/ Ben Hwang

Bill McMillian (as Company Party)

By:	/s/ Bill McMillian

Northview Sponsor I LLC (as Company Party)

By:	/s/ Fred Knechtel

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